Exhibit 4.1

2,800,000 Shares

Common Stock and Related Warrants

Subscription Agreement

April 27, 2004

TO EACH OF THE PURCHASERS

NAMED ON THE SIGNATURE

PAGES HEREOF

Ladies and Gentlemen:

Capital Title Group, Inc., a Delaware corporation (the “Company”), hereby confirms its agreement with each of the purchasers named on the signature pages hereof (each a “Purchaser” and, collectively, the “Purchasers”), as set forth below.

1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to each Purchaser (a) the number of shares of its Common Stock, par value $0.001 per share (the “Common Stock”), set forth on the signature page of such Purchaser hereto (collectively, the “Shares”) and (b) a warrant, substantially in the form attached hereto at Exhibit A (the “Warrants”), to acquire one share (the “Warrant Shares”) of Common Stock, for each five Shares purchased pursuant to this Agreement.

The Shares and the Warrants are sometimes herein collectively referred to as the “Securities.”

The Securities will be offered and sold to the Purchasers without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, the “Securities Act”), in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In connection with the sale of the Securities, the Company has (i) prepared a confidential offering memorandum dated April 9, 2004 (including the documents incorporated by reference therein or attached as exhibits thereto, the “Memorandum”), setting forth or including a description of the Securities, the terms of the offering of the Securities, a description of the Company and its subsidiaries and any material developments relating to the Company and its subsidiaries occurring after the date of the most recent historical financial statements included therein; and (ii) made available its reports required to be filed by the Company under the Exchange Act since December 31, 2003 (the foregoing materials and all amendments thereto being collectively referred to herein as the “SEC Reports”). The SEC Reports, along with the Memorandum, are collectively referred to as the “Disclosure Documents.” All references in this Agreement to financial statements and schedules and other information which is “contained,”

“included” or “stated” in the Disclosure Documents (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in the Disclosure Documents.

The Purchasers and their permitted transferees of the Securities will be entitled to the benefits of the Registration Rights Agreement to be dated as of April 27, 2004 among the parties hereto (the “Registration Rights Agreement”) pursuant to which the Company has agreed, among other things, to file a registration statement (the “Registration Statement”) pursuant to Rule 415 under the Securities Act relating to the resale of the Shares and the Warrant Shares by holders thereof.

The Registration Rights Agreement, the Engagement Letter dated March 30, 2004 with Ryan Beck & Co., Inc. (“RBC”), and Sanders Morris Harris Inc. (“SMH” and, with RBC, the “Placement Agents”), this Agreement, and the Warrants are herein collectively referred to as the “Transaction Documents.”

2. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each Purchaser and the Placement Agents that:

(a)

(i) The Disclosure Documents as of their respective dates and (after giving effect to any updated disclosures therein) did not, and as of the Closing Date as defined in Section 3 below will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Disclosure Documents (other than the Memorandum, which we understand has not been filed with the Commission) and the documents incorporated or deemed to be incorporated by reference therein, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be (together with the rules and regulations of the Commission promulgated thereunder, the “Securities Acts”), as applicable.

(ii) The financial statements of the Company included in the Disclosure Documents and the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. KPMG LLP, which has examined certain of such financial statements as set forth in their reports included in the Disclosure Documents, is an independent public accounting firm under the Securities Act.

(iii) Any statistical and market and industry-related data included in the Disclosure Documents is based on or derived from sources which the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(b) Since January 1, 2004, the Company has filed all SEC Reports on a timely basis (after giving effect to any valid extensions). All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are filed with or incorporated into the SEC Reports.

(c) Each of the Company and its subsidiaries set forth in Exhibit B hereto (the “Subsidiaries”) has been duly incorporated and each of the Company and the Subsidiaries is validly existing in good standing as a corporation under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as now conducted as described in the Disclosure Documents and is duly qualified to do business as a foreign corporation, as the case may be, in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, properties, or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”); as of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the Disclosure Documents (subject to the issuance of shares pursuant to options outstanding under the Company’s stock option plans or outstanding warrants or other rights to acquire shares described in the Disclosure Documents); except as set forth in Exhibit B hereto, the Company does not have any subsidiaries or own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any equity interest in any other person; all of the outstanding shares of capital stock of the Company and the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are owned free and clear of all liens, encumbrances, equities, and restrictions on transferability (other than those imposed by the Securities Act and the state securities or “Blue Sky” laws) or voting; except as set forth in the Disclosure Documents, all of the outstanding shares of capital stock of the Subsidiaries are owned, directly or indirectly, by the Company; except as set forth in the Disclosure Documents, no options, warrants or other rights to purchase from the Company or any Subsidiary, agreements or other obligations of the Company or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any Subsidiary are outstanding; and except as set forth in the Disclosure Documents, there is no agreement, understanding or arrangement among the Company or any Subsidiary and each of their respective stockholders or any other person relating to the ownership or disposition of any capital stock of the Company or any capital stock in any Subsidiary or the election of directors of the Company or any Subsidiary or the governance of the Company’s or any Subsidiary’s affairs, and, if any, such agreements, understandings and arrangements will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents.

(d) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents. Each of the Transaction Documents has been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms except as (i) the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or (B) general principles of equity and the discretion of the court before which any proceeding therefore may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”), and (ii) any rights to indemnity, or contribution under the Registration Rights Agreement may be limited by federal and state securities laws and public policy considerations.

(e) The Shares have been duly authorized and, when issued upon payment thereof in accordance with this Agreement, will have been validly issued, fully paid and nonassessable. The Warrant Shares have been duly authorized and validly reserved for issuance, and when issued upon exercise of the Warrants in accordance with the terms thereof, will have been validly issued, fully paid and nonassessable. The capital stock of the Company, including the Common Stock, conforms to the description thereof contained in the Disclosure Documents. There are no preemptive or similar rights with respect to the Common Stock.

(f) No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the performance of the Transaction Documents by the Company or for the consummation by the Company of any of the transactions contemplated thereby, or the use of the proceeds of the issuance and sale of the Securities as described in the Memorandum, including all filings with the Commission and Nasdaq, and all consents, approvals, authorizations, licenses, or qualifications under Nasdaq rules applicable to listed companies, except for such consents, approvals, authorizations, licenses, qualifications, exemptions or orders (i) as have been obtained on or prior to the Closing Date, (ii) as are not required to be obtained on or prior to the Closing Date that will be obtained when required, or (iii) the failure to obtain which would not have a Material Adverse Effect. All consents, approvals, authorizations, licenses, qualifications, exemptions and orders set forth in the Disclosure Documents which are required to be obtained by the Closing Date will be in full force and effect as of the Closing Date and not the subject of any pending or, to the knowledge of the Company, threatened attack by appeal or direct proceeding or otherwise.

(g) None of the Company or the Subsidiaries is (i) in violation of its certificate of incorporation or bylaws, (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, which breach or violation would, individually or in the aggregate, have a Material Adverse Effect, or (iii) in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default would, individually or in the aggregate, have a Material Adverse Effect.

(h) The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby and the fulfillment of the terms thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which any of the Company or the Subsidiaries is a party or to which any of their respective properties or assets are subject, (ii) the certificate of incorporation or bylaws of any of the Company or the Subsidiaries or (iii) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body, including Nasdaq, applicable to the Company or the Subsidiaries or any of their respective properties or assets or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of the Subsidiaries, which violation, conflict, breach, default or lien would, individually or in the aggregate, have a Material Adverse Effect.

(i) Except as described in the Disclosure Documents, there is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Company or the Subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the application of the proceeds therefrom or the other transactions described in the Disclosure Documents.

(j) None of the Company or the Subsidiaries has, or, after giving effect to the issuance and sale of the Securities hereunder, will have, any liability for any prohibited transaction (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)), accumulated funding deficiency (as defined in Section 302 of ERISA) or any complete or partial withdrawal from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), with respect to any plan (as defined in Section 3(3) of ERISA) as to which the Company or any of the Subsidiaries has or could have any direct or indirect, actual or contingent liability. With respect to such plans, the Company and the Subsidiaries are, and, after giving effect to the issuance and sale of the Securities hereunder, will be, in compliance in all material respects with all provisions of the Code and ERISA.

(k) The Company and the Subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how that are necessary to conduct their businesses as described in the Disclosure Documents. None of the Company or the Subsidiaries has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

(l) Each of the Company and the Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Disclosure Documents (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of the Company or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Disclosure Documents and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(m) Subsequent to the respective dates as of which information is given in the Disclosure Documents and except as described therein, (i) the Company and the Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, (ii) the Company and the Subsidiaries have not purchased any of their respective outstanding capital stock or ownership interest, or declared, paid or otherwise made any dividend or distribution of any kind on any of their respective capital stock or otherwise (other than, with respect to any of such Subsidiaries, the purchase of, or a dividend or distribution on, capital stock or ownership interest owned by the Company), (iii) there has not been any material change in the capital stock, ownership interest or any increase in the long-term indebtedness of the Company or any of the Subsidiaries, (iv) there has not occurred any event or condition, individually or in the aggregate, that has a Material Adverse Effect and (v) the Company and the Subsidiaries have not sustained any material loss or interference with respect to their respective businesses or properties from fire, flood, hurricane, earthquake, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding.

(n) There are no legal or governmental proceedings nor are there any contracts or other documents required by the Securities Act to be described in a prospectus that are not described in the Disclosure Documents. Except as described in the Disclosure Documents, none of the Company or the Subsidiaries is in default under any of the contracts described in the Disclosure Documents, has received a notice or claim of any such default or has knowledge of any breach of such contracts by the other party or parties thereto, except such defaults or breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

(o) Except as set forth in the Disclosure Documents, neither the Company nor any Subsidiary owns any real property, or has any agreements or options to acquire any real property. Each of the Company and the Subsidiaries has good and marketable title to all leasehold estates of real property occupied or leased by it, free and clear of all liens, charges, encumbrances or restrictions, except as described in the Disclosure Documents or such as would not, individually or in the aggregate, have a Material Adverse Effect. All material leases, contracts and agreements, including those referred to in the Disclosure Documents, to which the Company or any of the Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or any such Subsidiary, are, to the knowledge of the Company, valid and enforceable against the other party or parties thereto and are in full force and effect.

(p) Each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles, there is no tax deficiency that has been asserted against the Company or any Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect.

(q) Except as disclosed in the Disclosure Documents and except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) each of the Company and the Subsidiaries is in compliance with all, and is not subject to liability (including, without limitation, fines or penalties) under any, applicable Environmental Laws, (B) each of the Company and the Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of the Subsidiaries, (E) neither the Company nor any of the Subsidiaries is subject to any order, decree or agreement requiring, or otherwise obligated or required to perform any response or corrective action relating to any hazardous material, (F) neither the Company nor any of the Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, (G) no property or facility of the Company or any of the Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority and (H) there are no past or present actions, events, operations or activities which could reasonably be expected to prevent or interfere with compliance by the

Company or any Subsidiary with any applicable Environmental Law or to result in liability (including, without limitation, fines or penalties) under any applicable Environmental Law.

For purposes of this Agreement, the following terms shall have the following meanings: “Environmental Law” means any federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on any of the Company or the Subsidiaries, relating to pollution or protection of the environment, natural resources or health or safety including, without limitation, any relating to the release or threatened release of any pollutant, contaminated substance, material, waste, chemical or contaminant subject to regulation thereunder.

(r) Except as set forth in the Disclosure Documents, there is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries which is pending or, to the knowledge of the Company, threatened.

(s) Each of the Company and the Subsidiaries carries insurance (including self-insurance) in such amounts and covering such risks as in its reasonable determination is adequate for the conduct of its business and the value of its properties.

(t) Each of the Company and the Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect. The Company has implemented required procedures under Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be compliant with the provision and applicable rules and regulations in a timely manner.

(u) None of the Company or the Subsidiaries is, or immediately after the Closing Date will be, required to register as an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v) None of the Company or the Subsidiaries or any of such entities’ directors, officers, managers, employees, agents or controlling persons has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Securities Acts or otherwise, in, or that has constituted, stabilization or manipulation of the price of the Common Stock.

(w) None of the Company, the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any “security” (as defined in the Securities Act) which is or could be integrated with the sale of the Securities hereunder in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. Assuming the accuracy of the representations and warranties of the Purchasers in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Securities Act.

(x) The Company is eligible to use Form S-3 for the resale of the Shares and Warrant Shares by Purchasers and the Placement Agents or their transferees. Except as set forth on Schedule 2(x) of this Agreement, no holder of securities (other than Purchasers or the Placement Agents hereunder following the Closing) of the Company or any Subsidiary will be entitled to have such securities registered under the Shelf Registration Statement.

(y) [Intentionally deleted.]

(z)

(i) The Company has entered into a merger agreement with Nationwide Appraisal Services Corporation (“Nationwide” or the “Acquisition Target”), dated as of January 26, 2004 for the purchase of Nationwide by the Company, subject to customary approvals and closing conditions. The Company represents and warrants that the Company has the requisite corporate power and authority to consummate the purchase of the Acquisition Target and, assuming the consummation of the offering of the Shares, to execute, deliver and perform its obligations under all documents necessary to consummate the purchase of the Acquisition Target, and that such documents have been duly and validly authorized by the Company and constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(ii) The audited financial statements for Nationwide Appraisal Services Corporation (“Nationwide”) included in the Disclosure Documents present fairly the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of Nationwide, at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; the unaudited pro forma combined consolidated financial statements of Capital Title Group and Nationwide included in the Disclosure Documents present fairly the pro forma combined consolidated financial position, results of operations and cash flows of the entities, at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the audited consolidated financial statements included therein.

(aa) Except as described in Schedule 2(aa), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(bb) Any certificate signed by any officer of the Company or any Subsidiary and delivered pursuant to this Agreement shall be deemed a representation and warranty by the Company to each Purchaser as to the matters covered thereby.

3. Purchase, Sale and Delivery of the Shares. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchasers, and each Purchaser acting severally and not jointly agrees to purchase from the Company, the number of Shares set forth on such Purchaser’s signature page hereto, at $3.60 per share. In connection with the purchase and sale of Shares hereunder, each Purchaser will receive, for no additional consideration, Warrants to purchase shares of Common Stock in the form attached hereto as Exhibit A.

One or more certificates in definitive form for the Shares that the Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as each Purchaser requests upon notice to the Company at least 48 hours prior to the Closing Date, as well as the Warrants, shall be delivered by or on behalf of the Company, against payment by or on behalf of the Purchasers, of the purchase price therefor by wire transfer of immediately available funds to the account of the Company previously designated by it in writing. Such delivery of and payment for the Securities shall be made at the Phoenix, Arizona offices of Squire, Sanders & Dempsey L.L.P. on April 27, 2004, or at such date as the Purchasers and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificate or certificates for the Shares available for checking and packaging by the Purchasers at the Phoenix, Arizona offices of Squire, Sanders & Dempsey L.L.P. at least 24 hours prior to the Closing Date.

4. Certain Covenants. The Company covenants and agrees with each Purchaser and the Placement Agents that:

(a) None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(b) The Company will use reasonable efforts to apply the net proceeds from the sale of the Securities as set forth under “The Offering - Use of Proceeds” in the Memorandum.

(c) Except in connection with the filing of the Shelf Registration Statement, the Company will not, and will not permit any of the Subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(d) The Company will not become, at any time prior to the expiration of three years after the Closing Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(e) The Company will use commercially reasonable efforts to consummate the purchase of the Acquisition Target as soon as practicable following the Closing Date. The Company shall make all SEC filings required as a result of such acquisition, including, but not limited to, a Form 8-K with any required audited, unaudited and pro forma financial statements of the Company and the Acquisition Target, and disclose in a press release and/or in a filing with the Commission all other material non-public information with respect to the Nationwide acquisition within five business days after the date the Nationwide acquisition is consummated. The Company covenants, represents and warrants that, as of such disclosures: (i) there shall not be any material information pertaining to the Company that is not in the public domain, and (ii) the pro forma, audited and unaudited, and other financial information pertaining to Nationwide included in such disclosures shall be substantially the same as included in the Memorandum.

(f) The Company will use commercially reasonable efforts to do and perform all things required to be done and performed by it under this Agreement and the other Transaction Documents prior to or after the Closing Date and to satisfy all conditions precedent on its part to the obligations of the Purchasers to purchase and accept delivery of the Securities.

5. Conditions of the Purchasers’ Obligations. The obligation of each Purchaser to purchase and pay for the Securities is subject to the following conditions unless waived in writing by the relevant Purchaser:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties with a Material Adverse Effect qualifier, which shall be true and correct as written) on and as of the Closing Date; the Company shall have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(b) None of the issuance and sale of the Securities pursuant to this Agreement or any of the transactions contemplated by any of the other Transaction Documents shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued in respect thereof; and there shall not have been any legal action, order, decree or other administrative proceeding instituted or, to the Company’s knowledge, threatened against the Company or against any Purchaser relating to the issuance of the Securities or any Purchaser’s activities in connection therewith or any other transactions contemplated by this Agreement, the other Transaction Documents or the Disclosure Documents.

(c) The Purchasers and Placement Agent shall have received certificates, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company, to the effect of paragraphs 6(a) and (b).

(d) On or before the Closing Date, the Purchasers shall have received the Registration Rights Agreement executed by the Company and such agreement shall be in full force and effect at all times from and after the Closing Date, subject to the Enforceability Exceptions.

(e) The Purchasers and Placement Agent shall have received an opinion of Squire Sanders & Dempsey L.L.P., counsel to the Company, with respect to the authorization of the Shares and the Warrant Shares and other customary matters in substantially the form attached hereto as Exhibit C and subject to customary assumptions, limitations and qualifications for transactions of the type contemplated by the Transaction Documents.

6. Representations and Warranties of the Purchasers.

(a) Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that the Securities to be acquired by it hereunder (including the Warrant Shares that it may acquire upon exercise thereof) are being acquired for its own account for investment (and/or on behalf of managed accounts who are purchasing solely for their own accounts for investment) and with no intention of distributing or reselling such Securities or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to a Purchaser’s right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Shares or Warrant Shares under an effective registration statement under the Securities Act and in compliance with applicable state securities laws or under an exemption from such registration, and subject, nevertheless, to the disposition of a Purchaser’s property being at all times within its control. By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any Person with respect to any of the Securities or the Warrant Shares.

(b) Each Purchaser understands that the Securities and the Warrant Shares have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (a) pursuant to an exemption from registration under the Securities Act (and, if requested by the Company, based upon an opinion of counsel acceptable to the Company) or pursuant to an effective registration statement under the Securities Act and

(b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Each Purchaser agrees to the imprinting, so long as appropriate, of the following legend on the Shares and the Warrant Shares:

The shares of common stock evidenced by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered, sold, pledged or otherwise transferred (“transferred”) in the absence of such registration or an applicable exemption therefrom. In the absence of such registration, such shares may not be transferred unless, if the Company requests, the Company has received a written opinion from counsel in form and substance satisfactory to the Company stating that such transfer is being made in compliance with all applicable federal and state securities laws.

The legend set forth above may be removed if and when the Shares or the Warrant Shares, as the case may be, are disposed of pursuant to an effective registration statement under the Securities Act or in the opinion of counsel to the Company experienced in the area of United States Federal securities laws such legends are no longer required under applicable requirements of the Securities Act. The Shares and the Warrant Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends may be removed when in the opinion of counsel to the Company experienced in the applicable securities laws, the same are no longer required under the applicable requirements of such securities laws. The Company agrees that it will provide each Purchaser, upon request, with a substitute certificate, not bearing such legend at such time as such legend is no longer applicable. Each Purchaser agrees that, in connection with any transfer of Shares or the Warrant Shares by it pursuant to an effective registration statement under the Securities Act, such Purchaser will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares or the Warrant Shares.

(c) Each Purchaser is an investor that is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(d) Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, such Purchaser having been represented by counsel, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

(e) Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that (i) the purchase of the Securities to be purchased by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principals of equity; (ii) the purchase of the Securities to be purchased by it does not conflict with or violate its charter, by-laws or any law, regulation or court order applicable to it; and (iii) the purchase of the Securities to be purchased by it does not impose any penalty or other onerous condition on such Purchaser under or pursuant to any applicable law or governmental regulation.

(f) Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that neither it nor any of its directors, officers, employees, agents, or controlling persons has taken, directly or indirectly, any actions designed, or that might reasonably be expected to cause or result, under the Securities Acts or otherwise, in, or that have constituted, stabilization, or manipulation of the price of the Common Stock.

(g) Each Purchaser acknowledges receipt of the Disclosure Documents and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Disclosure Documents.

(h) Each Purchaser understands and acknowledges that (i) the Securities are offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company, its counsel and the Placement Agent will rely upon, the accuracy and truthfulness of the foregoing representations and such Purchaser hereby consents to such reliance.

(i) Each Purchaser understands and acknowledges that the Securities offered by the Company, as described in the Disclosure Documents, are offered on a “best efforts” basis and that the Company reserves the right to accept purchases of more or less than the number of Securities set forth in the Disclosure Documents; in the event that less than the number of Securities set forth in the Disclosure Documents are sold by the Company, the Company’s use of proceeds, operations and financial information as set forth in the Disclosure Documents could be adversely affected.

(j) Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that the Purchasers are not acting as a group for purposes of Section 13(d) or 16(b) of the Exchange Act.

7. Survival Clause. The respective representations, warranties, agreements and covenants of the Company and the Purchasers set forth in this Agreement and related documents shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, or any Purchaser and (ii) delivery of, payment for or disposition of the Securities, and shall be binding upon and shall inure to the benefit of any successors, assigns, heirs or personal representatives of the Company and the Purchasers for the one (1) year period following the Closing Date.

8. Termination.

(a) This Agreement may be terminated in the sole discretion of the Company by notice to each Purchaser severally and not jointly if at the Closing Date:

(i) the representations and warranties made by such Purchaser in Section 6 are not true and correct in all material respects; or

(ii) as to the Company, the sale of the Securities hereunder (i) is prohibited or enjoined by any applicable law or governmental regulation or (ii) subjects the Company to any penalty, or in its reasonable judgment, other onerous condition under or pursuant to any applicable law or government regulation that would materially reduce the benefits to the Company of the sale of the Securities to such Purchaser, so long as such regulation, law or onerous condition was not in effect in such form at the date of this Agreement.

(b) This Agreement may be terminated in the sole discretion of any Purchaser by notice to the Company given in the event that the Company shall have failed, refused or been unable to satisfy all conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date or if after the execution and delivery of this Agreement and prior to the Closing Date:

(i) a banking moratorium shall have been declared by New York or United States authorities; or

(ii) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States that, in the case of (A), (B) or (C) above, in the reasonable judgment of any Purchaser, makes it impracticable or inadvisable to proceed with the delivery of the Securities as contemplated by the Disclosure Documents, as amended as of the date hereof.

9. Notices. All communications hereunder shall be in writing and, (i) if sent to a Purchaser, shall be hand delivered, mailed by first-class mail, couriered by next-day air courier or telecopied and confirmed in writing to their address on their signature page hereof and (ii) if sent to the Company, shall be hand delivered, mailed by first-class mail, couriered by next-day air courier or telecopied and confirmed in writing to 14648 North Scottsdale Road, Suite

125, Scottsdale, AZ 85254, Attention: Donald R. Head, and with a copy to Squire Sanders & Dempsey, L.L.P., Two Renaissance Square, Suite 2700, 40 North Central Avenue, Phoenix, AZ 85004-4498, attention: Christopher D. Johnson, and to Ryan Beck & Co., Inc., 650 Madison Avenue, New York, NY 10022, attention Michael J. Kollender, with copy to Greenberg Traurig, L.L.P., 2375 East Camelback Road, Suite 700, Phoenix, AZ 85016, attention Bruce E. Macdonough.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; one (1) business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; and when receipt is acknowledged by the addressee, if telecopied.

10. Fees and Expenses. The Company shall pay to Snell & Wilmer, L.L.P., as counsel to Hot Creek Capital, L.L.C., (the “Lead Investor”), up to $25,000 in connection with the preparation of the Transaction Documents, including any out-of-pocket expenses incurred in connection with the preparation of the Transaction Documents, it being understood that Snell & Wilmer, L.L.P., has only rendered legal advice to the Lead Investor, and not to the Company or any Placement Agent or any other Purchaser in connection with the transactions contemplated hereby, and that each of the Company and each Placement Agent has relied for such matters on the advice of their own respective counsel. Except as specified in the immediately preceding sentence and in the Registration Rights Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

11. Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

12. Successors. This Agreement shall inure to the benefit of and be binding upon each Purchaser and the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person. No purchaser of Securities from any Purchaser will be deemed a successor because of such purchase.

13. No Waiver; Modifications in Writing. No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law or in equity or otherwise. No waiver of or consent to any departure by the Company or any Purchaser from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided that notice of any such waiver shall be given to each party hereto as set forth below. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of each of the Company and the relevant Purchaser. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or any Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

14. Entire Agreement. With respect to each Purchaser and the Company, this Agreement together with any Non-Disclosure Agreement executed by such Purchaser, constitutes the entire Agreement between the Company and such Purchaser and supercedes all prior agreements, understandings and arrangements oral or written, between the Company and such Purchaser.

15. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, or may any provisions hereof be enforced by, any other person. The Company and each Purchaser acknowledge that the Placement Agents, or their respective affiliates, make no representations, warranties, or covenants with respect the Company or any Purchaser, or any investment in the Shares, the Warrants or the Warrant Shares by any Purchaser.

16. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PROVISIONS RELATING TO

CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this Agreement shall constitute a binding agreement among the Company and the Purchasers.

Very truly yours,

CAPITAL TITLE GROUP, INC.

By:

Name:	Donald R. Head
Title:	Chairman, President and Chief Executive Officer

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

Accepted and Agreed

Number of Shares Purchased:
Investment Amount:

By:

Date: April 27, 2004

Address:

Telephone:

Facsimile:

Please register Shares as follows:

Name:

Tax I.D. Number of Person in whose name

the Shares are to be registered:

_____________________________

Exhibit A

Form of Warrants

(attached hereto)

Exhibit B

Subsidiaries of Capital Title Group, Inc.

	Name of Entity	Jurisdiction of Organization
1.	Capital Title Agency, Inc.	Arizona

2.	New Century Holding Company	California

3.	New Century Title Company	California

4.	NAC1031 Exchange Services	California

5.	CTG Building Co.	Arizona

6.	Capital Information Services, Inc.	Arizona

7.	Nations Holding Group	California

8.	United Title Company	California

9.	First California Title Company	California

10.	United Title Insurance Company	California

11.	Shatto Exchange Services	California

12.	Shatto Information Services, Inc.	California

13.	AdvantageWare, Inc.	California

14.	Land Title of Nevada, Inc.	Nevada

15.	CTG Real Estate Information Service, Inc.	Colorado

16.	CTG Acquisition Corporation	Pennsylvania

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Exhibit C

Form of Opinion of Company Counsel

A. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its property and to conduct its business as now conducted as described in the Disclosure Documents.

B. Each of the Company’s subsidiaries set forth in Schedule A hereto (the “Subsidiaries”) is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to own its property and to conduct its business as now conducted as described in the Disclosure Documents.

C. The Company has the authorized capitalization set forth in the Disclosure Documents. All of the outstanding shares of the Company’s capital stock have been duly authorized and, to our knowledge, are validly issued, fully paid and non-assessable. To our knowledge, no holder of securities of the Company is entitled to have such securities registered under the Shelf Registration Statement except as set forth on Schedule (x) of the Subscription Agreement.

D. The Shares have been duly authorized and, when issued and delivered to and paid for by the Purchasers in accordance with the terms of the Subscription Agreement, will be validly issued, fully paid and non-assessable and, will not be issued in violation of any preemptive rights pursuant to law or in the Company’s certificate of incorporation or any agreement or other instrument binding upon the Company that is listed as an exhibit to the Company’s periodic filings under the Exchange Act. The Warrant Shares have been duly authorized and validly reserved for issuance, and when issued upon exercise of the Warrants in accordance with the terms thereof, will have been validly issued, fully paid and nonassessable and, will not be issued in violation of any preemptive rights pursuant to law or in the Company’s certificate of incorporation or any agreement or other instrument binding upon the Company that is listed as an exhibit to the Company’s periodic filings under the Exchange Act.

E. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Subscription Agreement, the Registration Rights Agreement, the Warrants and the Engagement Letter (collectively, the “Transaction Documents”), and each such agreement has been duly authorized, executed and delivered by the Company. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under all agreements and documents necessary for the acquisition by the Company of the Acquisition Target (as that term is defined in the Subscription Agreement) (collectively, the “Acquisition Documents”), and each such agreement has been duly authorized, executed and delivered by the Company.

F. Each of the Transaction Documents constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. Each

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of the Acquisition Documents constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) the Enforceability Exceptions, and (ii) any rights to indemnity, or contribution under the Registration Rights Agreement as may be limited by federal and state securities laws and public policy considerations.

G. No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body, including Nasdaq, is required (or, in the case of the Acquisition Documents, will be required) for the performance of the Transaction Documents by the Company or for the consummation by the Company of any of the transactions contemplated thereby, except such consents, approvals, authorizations, licenses, qualifications, exemptions or orders as may be required under or by (i) Nasdaq, (ii) the Securities Act and state securities or Blue Sky laws in connection with registration, pursuant to the Registration Rights Agreement, of the Shares and the Warrant Shares and (iii) state securities or Blue Sky laws in connection with the issuance and sale of the Securities pursuant to the Subscription Agreement, except for such consents, approvals, authorizations, licenses, qualifications, exemptions or orders (i) as have been obtained on or prior to the Closing Date, (ii) as are not required to be obtained on or prior to the Closing Date that will be obtained when required, or (iii) the failure to obtain which would not have a Material Adverse Effect. No consent of any third party is required (or, in the case of the Acquisition Documents, will be required) pursuant to the terms of any Material Agreement for the performance of the Transaction Documents by the Company or for the consummation by the Company of any of the transactions contemplated thereby, except for those (i) as have been obtained on or prior to the Closing Date, (ii) as are not required to be obtained on or prior to the Closing Date that will be obtained when required, or (iii) the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect.

H. The execution, delivery and performance by the Company of the Transaction Documents (and, to the extent applicable, the Acquisition Documents) and the consummation by the Company of the transactions contemplated thereby and the issuance of the Shares and the Warrant Shares will not violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any material agreement disclosed in any of the Disclosure Documents, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or (iii) (assuming compliance with all applicable state securities or Blue Sky laws) any judgment, decree, order of any court or governmental agency or body, including Nasdaq, having jurisdiction over the Company known to us or any applicable statute, rule or regulation, which violation, conflict, breach or default would, individually or in the aggregate, have a Material Adverse Effect.

I. To our knowledge, except as described in the Disclosure Documents, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, that (i) seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities or the application of the proceeds therefrom by the Company in the manner described in the Memorandum or (ii) if determined adversely to the Company, is reasonably likely to have a Material Adverse Effect.

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J. The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described in the Memorandum, will not be required to register as an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

K. Based upon the representations, warranties and agreements of the Company in Section 2 of the Subscription Agreement and of the Purchasers in Section 6 of the Subscription Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers under the Subscription Agreement to register the Securities under the Securities Act, it being understood that no opinion is expressed as to any subsequent resale of any of the Securities or shares of Common Stock issuable upon exercise thereof.

L. To our knowledge, we have no reason to believe that any of the Disclosure Documents (other than the financial statements, including supporting schedules, and other financial and statistical data derived therefrom, as to which we express no comment) as of their respective dates and (after giving effect to any updated disclosures therein) as of the Closing Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Schedule 2(x)

Other Registration Rights

1. The Company has granted Miller Capital Corporation registration rights pursuant to the agreements described below with respect to the following securities:

a. 89,681 shares of Common Stock issued pursuant to that certain Acquisition and Consulting Agreement, dated as of January 28, 2002.

b. 50,000 shares of Common Stock underlying an option to purchase 50,000 shares of Common Stock. This option was issued pursuant to that certain Letter of Agreement, dated June 16, 2002;

c. 50,000 shares of Common Stock underlying an option to purchase 50,000 shares of Common Stock. This option was issued pursuant to that certain Letter of Agreement, dated May 12, 2000; and

d. A to-be-determined number of shares of Common Stock pursuant to the Exclusive Acquisition and Management Consulting Agreement dated January 28, 2004. Pursuant to the Exclusive Acquisition and Management Consulting Agreement, Miller Capital Corporation will receive a fee based upon a formula tied to the total purchase price paid by the Company in connection with the acquisition of the Nationwide Appraisal Services Corporation. This fee is payable 80% in cash and 20% in stock.

2. The Company has granted Finwest Group registration rights pursuant to a Registration Rights Agreement dated September 18, 2002, and a Warrant to Purchase Common Stock dated September 18, 2002.

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Schedule 2(aa)

Placement Agent and Financial Advisor Compensation

1.	Placement Agency Fee to Ryan Beck & Co. in the amount of $540,000, along with a warrant to purchase 235,180 shares of Common Stock of the Company, as compensation for services rendered as Placement Agent.

2.	Placement Agency Fee to Sanders Morris Harris Inc. in the amount of $216,000, along with a warrant to purchase 94,072 shares of Common Stock of the Company, as compensation for services rendered as Placement Agent.

3.	Financial Advisory Fee to Miller Capital Corporation in the amount of $225,000, as compensation for services rendered as Financial Advisor.

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